Exhibit 10.25

June 17, 2016

Kerry O’Sullivan

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Dear Kerry:

I am pleased that you have accepted the position of Chief Operating Officer (COO) for StandardAero. We are confident in your ability to provide vision and leadership in this new role. We appreciate you taking on this important challenge for StandardAero.

This new position is paid at an annual base salary rate $325,000 paid on a bi-weekly basis (this quoted pay rate is for convenience and is not intended as a guarantee of employment for any fixed period; your employment is and at all times shall remain at-will). The effective date for the new position will be July 1, 2016. Your will continue to participate in the Annual Incentive Plan (AlP) and your annual target will increase on July 1, 2016 to 60% of your base salary. For the 2016 AlP plan year, your award will be pro-rated; assuming required company financial performance thresholds are met, your 2016 AlP award will be calculated 50% on your prior base salary and AlP target and 50% on your new base salary and AlP target. The company will provide you an automobile allowance in the gross amount of $2000 per month.

In addition, VCSA Holdings LLC, the indirect parent company of StandardAero, will issue you additional Class B Membership interest in VCSA Holdings LLC pursuant and subject to the terms of the applicable grant agreement and equity plan constituting, as of the date of issuance, a Class B percentage interest of 0.2600%, for which no cash investment from you is required.

This letter supersedes those provisions relating to your title and compensation set forth in your offer letter dated February 8, 2011, your Transfer of Payroll letter dated December 31, 2012, your offer letter dated June 4, 2013 and the email communication regarding the Head of Sector Operations role dated December 2, 2015. This letter does not however supersede any agreements previously executed by you with the company concerning nondisclosure of company information, proprietary rights, or the grant of equity interests in the Company (including any restrictive covenants contained therein), which shall remain in effect and binding. Please indicate your agreement to the above terms and conditions by signing a copy of this letter and returning to me.

I look forward to your continued contributions to StandardAero.

Sincerely,

/s/ Russell Ford

Russell Ford

Chief Executive Officer

AGREED TO AND ACCEPTED BY:	/s/ Kerry O’Sullivan	Date:	6/19/16
Kerry O’Sullivan

August 16, 2019

Kerry O’Sullivan

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Dear Kerry:

This letter is intended to supplement your offer letter dated June 19, 2016.

In the event StandardAero terminates your employment without Cause, as defined below, provided you execute a release of all claims in favor of StandardAero and its affiliates containing reasonable and customary terms in a form satisfactory to StandardAero, StandardAero will provide you with severance pay in an amount equal to 100% of your annual base salary as of your termination date, less applicable withholdings for federal and state taxes and any other deductions required by law or authorized by you. Any severance pay will be paid, at StandardAero’s discretion, either in approximately equivalent amounts over six months in accordance with StandardAero’s regular payroll practices (commencing with the first regular payroll date after the effective date of the release agreement), or in a lump sum within 30 days of the effective date of the release.

For purposes of this supplement to your offer letter, “Cause” shall mean: (1) Executive’s indictment for any felony or indictment for any other criminal offense, other than a misdemeanor traffic offense; (2) Executive’s engagement in any act involving gross misconduct, dishonesty, or disloyalty that is materially injurious to Company or any of its affiliates; (3) Executive’s willful and continued breach of, or failure substantially to perform under or comply with, any of the material terms and covenants of Executive’s employment agreement, offer letter or restrictive covenant agreement with the Company or any of its affiliates; (4) Executive’s willful and continued breach of, or refusal or failure substantially to perform under, any policy or reasonable performance goals set by the Company or its affiliates with respect to Executive’s job duties or responsibilities, the operation of Company’s or its affiliate’s business and affairs, or the management of Company’s or its affiliate’s employees; and (5) Executive commits or has committed (or is reasonably believed by the Company to have committed) a breach of any laws or regulations which may affect or relate to the conduct of the Company’s or its affiliate’s business; provided, however, that with respect to (3) and (4) above, Executive will be provided notice of any misconduct and/or breach constituting Cause and given reasonable opportunity (not to exceed 30 days) to cure the misconduct and/or breach (unless such misconduct and/or breach is determined by the Company not to be susceptible to cure, in which case termination shall be deemed to be immediate), and provided further that such thirty (30) day cure period shall only be available for the first such misconduct and/or breach of the same or substantially similar type and subsequent misconduct and/or breach of the same or substantially similar type shall constitute Cause without regard to Executive’s subsequent cure of same.

It is expressly agreed by you and the company that the forgoing provision concerning severance pay is supplemental to the original offer letter, which is by reference made a part hereof, and all the terms, conditions, and provisions thereof, unless specifically amended herein, are to apply to your employment as though they were expressly written, incorporated, and included herein.

StandardAero Corporate Headquarters
6710 N. Scottsdale Rd., Ste. 250	P: +1.480.377.3110
Scottsdale, AZ 85253

Please indicate your agreement to the above terms and conditions by signing a copy of this letter and returning to me.

Sincerely,

/s/ Michele L. Grisez

Michele L. Grisez

Senior Vice President

Human Resources

AGREED TO AND ACCEPTED BY:	/s/ Kerry O’Sullivan	Date:	8/17/19
Kerry O’Sullivan